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                 April 26, 2023

       Rob Phythian
       Chief Executive Officer
       SharpLink Gaming Ltd.
       333 Washington Avenue North, Suite 104
       Minneapolis, Minnesota

                                                        Re: SharpLink Gaming
Ltd.
                                                            Registration
Statement on Form S-1
                                                            Filed April 21,
2023
                                                            File No. 333-271396

       Dear Rob Phythian:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Marion Graham, Staff Attorney, at 202-551-6521 or Jeff Kauten, Staff
       Attorney, at 202-551-3447 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology